Exhibit 31.2
CERTIFICATIONS*
I, Kenneth L. Rice, Jr., certify that:
     1. I have reviewed this amendment to the annual report on Form 10-K/A of Alseres Pharmaceuticals, Inc.; and
     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 30, 2009	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President Finance and Administration and Chief Financial Officer

*	This certification has been modified in accordance with SEC compliance and disclosure interpretations relating to Section 302 certifications in amendments to periodic reports.